Exhibit 99.1

Neonode Announces Pricing of Public Offering of Common Stock

STOCKHOLM, SWEDEN – October 7, 2015 – Neonode Inc. (NASDAQ: NEON) (“Neonode” or the “Company”) today announced the pricing of an underwritten public offering of 3,200,000 shares of common stock of the Company at a price to the public of $1.90 per share. The offering is expected to close on or about October 13, 2015, subject to the satisfaction of customary closing conditions.

Per Bystedt (Chairman), Thomas Eriksson (Chief Executive Officer), and Mats Dahlin, members of Neonode’s Board of Directors, intend to purchase an aggregate of $300,000 of shares of common stock from the underwriter in the offering at the public offering price per share.

Gross proceeds to the Company from the offering are expected to be approximately $6.1 million. Neonode anticipates using its net proceeds from the offering primarily for general corporate purposes, including capital expenditures and working capital.

Craig-Hallum Capital Group LLC acted as the sole book-running manager for the offering.

The securities described above are being offered pursuant to an effective shelf registration statement previously filed by Neonode with the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, will be available on the SEC’s website located at http://www.sec.gov and may also be obtained from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, telephone 612-334-6300, email: prospectus@chlm.com.

Note: This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

Note: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to the Company’s common stock offering. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements. These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing® touch technologies, allowing companies to differentiate themselves by making high performing touch and proximity sensing solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM’s. This includes state-of-the-art technology features such as low latency pen or brush sensing with high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring on any surface.

Neonode’s patented MultiSensing touch technology is developed for a wide range of devices like wearable’s, notebooks, all-in-one computers, monitors,  mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment and automotive systems. NEONODE, the NEONODE Logo, ZFORCE and MULTISENSING are trademarks of Neonode Inc. registered in the United States and other countries. ZFORCE CORE, ZFORCE PLUS and ZFORCE DRIVE are trademarks of Neonode Inc. All other trademarks are the property of their respective owners. For more information please visit www.neonode.com.

© 2015, Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com